Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor Relations

(713) 849-9911

IR@flotekind.com

CORRECTED: Flotek Industries, Inc. Announces Second Quarter 2012 Results, Provides Financial and

Operational Update, Reaffirms Conference Call Details

HOUSTON, August 8, 2012 /PRNewswire-FirstCall/ — Flotek Industries, Inc. (NYSE: FTK—News) (“Flotek” or the “Company”) today announced results for the three months ending June 30, 2012.

As reported on Form 10-Q filed with the U.S. Securities and Exchange Commission, Flotek reported that revenue for the three months ended June 30, 2012 was $78.3 million, an increase of $22.4 million, or 40.0%, compared to $55.9 million for the same period in 2011. Revenue increased in all three of the Company’s operating segments – Chemicals, Drilling and Artificial Lift – due to steady pricing, increased market share and continued industry demand for specialty oilfield technologies.

For the three months ended June 30, 2012, the Company reported net income attributable to common stockholders of $13.2 million, or $0.25 per common share (fully diluted), compared to a net income of $2.1 million, or $0.04 per common share (fully diluted) for the same period in 2011.

A number of non-operating items (including loss on extinguishment of debt, change in fair value of warrant liability, interest expense, income tax expense and accrued dividends and accretion of discount on preferred stock) impacted earnings but are not considered in the calculation of operating income per share, a non-GAAP measure of the Company’s performance. Excluding the impact of those non-operating items, Flotek reported operating income per share (fully diluted) for the period ending June 30, 2012 of $0.29, compared to $0.17 per fully diluted share for the period ending June 30, 2011.

A reconciliation of operating income per share to GAAP diluted earnings per share can be found at the end of this press release.

On a fully diluted basis, Flotek reported operating income per share of $0.64 for the six-month period ended June 30, 2012, compared to $0.38 per share for same period in 2011.

“The first six months of the year provided solid results in a more challenging environment with second quarter results among the best in the Company’s history,” said John Chisholm, Flotek Chairman, President and Chief Executive Officer. “Moreover, we began the third quarter on a strong note with meaningful revenue expected for June recognized in the first week of July due to Canadian weather challenges and logistics with international shipments. Nonetheless, the tenacity of the Flotek team posted record second-quarter results and remains poised to post one of the best years in the history of the Company.”

“Even in a more challenging operating environment, we continue to see meaningful opportunities for growth with our industry-leading specialty chemistries as well as our best-in-class Teledrift measurement while drilling technology and performance-leading Cavo Drilling Motors,” added Chisholm. “The relative strength of our specialty oilfield technologies can be seen in continued margin strength as well as our expanding customer list across all three operating segments. We will continue to focus on our solid relative margins through continued innovations, concentrate on precise execution and efficiencies and continued growth in market share across our segments.”

A complete review and discussion of the Company’s year-end financial position can be found in the Company’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission today.

Financial Update

As of June 30, 2012, the Company’s cash balance was approximately $10.7 million compared to $15.1 million on June 30, 2011. In the second quarter of 2012 the Company used cash on hand to repurchase $15 million of convertible notes and paid approximately $4.0 million in federal and state taxes. As of August 7, 2012, Flotek’s cash balance was approximately $19 million.

Outstanding receivables, net, at June 30, 2012, were $42.4 million, compared to $38.4 million as of June 30, 2011.

Flotek continues to consider strategic options regarding its convertible notes. The Company currently has a total of approximately $55 million of convertible notes outstanding that can be put to the Company in February, 2013. The Company also has a right to call the notes, at par, at any time after February 13, 2013. With continued improvement in the Company’s operations, balance sheet and cash flows, Flotek believes it has a number of options available to address any credit obligations due in the coming year. Flotek’s $35 million revolving credit facility through PNC Bank remains undrawn and available.

“With the consistent, considerable improvement in Flotek’s financial position over the past several years, we believe the Company is well positioned to both address its obligations and continue its growth largely with internally generated capital,” added Chisholm. “We believe our financial obligations over the next twelve months can be more than adequately satisfied by cash generated by operations and availability under our current credit facility. Flotek has reduced its leverage by over 64% since March, 2009, among the most aggressive deleveraging processes of any oilfield concern in the same period. Very simply, we have positioned Flotek to take advantage of future growth opportunities while, at the same time, assuring future growth benefits the shareholders of our Company.”

Operational Update

While overall oilfield activity moderated in the second quarter, a result of both normal seasonal patterns and relatively flat drilling and completion activity, Flotek’s business continued to show solid signs of growth. Although growth in drilling activity has moderated, Flotek remains optimistic regarding opportunities, believing expansion in all three business segments remains likely for the balance of the year.

Chemicals revenue for the second quarter and year to date periods ended June 30, 2012, increased $16.9 million, or 57.8%, and $37.6 million, or 67.0%, respectively, relative to the comparable periods of 2011. The period over period increases are primarily due to increased oil-directed and liquid-rich natural gas drilling activity driven by crude oil prices and stabilized liquid-rich natural gas prices. The increased activity, combined with resolute sales efforts in securing new customers, resulted in incremental product revenue of $15.9 million and $35.9 million for the quarter and year to date periods relative to comparable periods of 2011. The North American rig count for the quarter and year to date periods ended June 30, 2012, increased by 128 rigs, or 6.3%, and 208 rigs, or 9.7%, relative to the same periods of 2011. The Bakken, Niobrara and Eagle Ford shale plays in particular, were positive contributors to the increase. Liquids and dry product revenue increased over 40% period over period. In addition, increased activity in liquid and cement handling and milestone completion of construction services resulted in period over period increased service revenue of $1.0 million and $1.6 million for the quarter and year to date periods ended June 30, 2012, respectively. The increased revenue was supported by the Company’s strategic adaptation of proprietary natural gas effective complex nano-fluids (“CnF”) to oil effective complex nano-fluids in conjunction with new and existing customers’ increased demand, domestic and international market penetration and industry growth. Also supporting the increase in revenue was industry recognition of proven production efficiencies and environmental benefits derived from use of both new and existing products and increased demand for complex nano-fluid products in both domestic and international markets.

Although revenue increased during the second quarter and year to date periods ended June 30, 2012, compared to year-ago levels, revenue was tempered as a result of the Canadian spring thaw. The Company expects revenue activity will regain momentum in the latter half of 2012.

Chemicals’ gross margin for the quarter and year to date periods ended June 30, 2012 increased $9.2 million, or 83.6%, and $18.8 million, or 84.3%, respectively. The increase in revenue over the quarter and year to date periods is attributable to a shift in the Company’s product mix to higher margin products, strategic price increases in select products and also due to price increases enacted in June 2011 which benefited the first five months of 2012. In addition, management’s continued commitment to cost management initiatives remain a Company priority as evidenced by a quarter and year to date decrease in direct expenses of 1.0% for both the periods ended June 30, 2012, relative to comparable periods of 2011.

Of special note, Flotek’s entrance into the Enhanced Oil Recovery, or EOR, market continues to make progress. Flotek’s newly developed CnF based CO2 foam diversion product, StimOil FD-1, has been successfully applied to arrest premature CO2 breakthrough in a West Texas CO2 flood. As a result, sweep efficiency in the pilot area of the field is improving and oil recovery is steadily increasing. The average oil production in the field trials has doubled over the 3 month trial.

CESI Chemical’s patented CnF was used in a second field where the (water and CO2) injection rates doubled which has increased the field oil production by over 100%. This operator is moving the technology’s applications to additional fields.

Laboratory work and computer simulations are underway to apply the breakthrough technology in additional fields for new operators in the US and Canada.

“Our chemicals division continues its solid performance, gaining new customers and posting solid margins,” added Chisholm. “We continue to expand durable relationships with key customers and gain the confidence of new customers in new basins. Moreover, we continue to take incremental steps in proving our technology in new applications in the EOR arena. While these applications are in the nascent stage, early results are promising and market potential is significant.”

Drilling revenue for the quarter and year to date periods ended June 30, 2012 increased $5.3 million, or 21.8%, and $11.7 million, or 24.8%, respectively, relative to the same periods in 2011. The favorable variance resulted from domestic and international market share growth and penetration with both new and existing customers, change in customers’ product mix demands, increased rig count, increased lost in hole revenue, favorable period over period crude oil commodity prices, new product development, specialized customer demand for existing product adaptation, continued cross segment sales marketing efforts, sales force revitalization, and competitive pricing relief.

Drilling gross margin for the quarter and year to date periods ended June 30, 2012 increased by $1.2 million, or 11.1%, and $3.8 million, or 19.0%, respectively over comparable periods of 2011 primarily due to increased period over period activity slightly tempered by price pressures and increased material costs resulting in slight decreases in gross margin as a percentage of revenue for the quarter and year to date periods ended June 30, 2012 of 3.9% and 1.9%, respectively.

Flotek’s Drilling segment continues to see meaningful market penetration. Flotek drilling products are now found on nearly 30% of all drilling rigs in the United States. The Company’s application of new technologies to improve existing products continues to win market share, from Teledrift to the Company’s Cavo Drilling Motors. During the quarter, Flotek’s Teledrift product offering introduced its remote MWD data monitoring system, allowing engineers anywhere in the world with data access to view Teledrift results on remote computers or smart phones

Artificial Lift revenue for the three months ended June 30, 2012 totaled $2.5 million, a slight increase of $0.2 million, or 8.6%, compared to $2.3 million for the three months ended June 30, 2011 due to incremental period over period international revenue, as compared to the same period in 2011.

Artificial Lift gross margin increased by $0.4 million or 96.9% to $0.8 million and $0.4 million and increased by $0.6 million or 42.3% to $1.9 million for the quarter and year to date periods ended June 30, 2012, respectively, relative to the same periods in 2011. The increase in gross margin is primarily due to greater than average margins realized on international product sales and strategic price initiatives.

“The dedication, determination and effort of the entire Flotek team has produced robust results for the first six months of 2012,” concluded Chisholm. “Our goal remains to build on that momentum and focus on innovative ways to improve performance, accelerate profitable growth and position Flotek for durable growth across cycles. While our team is pleased with the quarter, we are far more focused on the challenge of continuing to grow Flotek, providing industry-leading returns for our shareholders and making a difference for all of our stakeholders.”

Conference Call Details

Flotek will host a conference call on Thursday, August 9, 2012 at 7:30 a.m. Central Daylight Time to discuss its operating results for the three months ended June 30, 2012.

To participate in the call, participants should dial 1-800-760-5361 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and down-hole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filing on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

GAAP Earnings Per Common Share and Share Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net income attributable to common stockholders—Basic	$13,178	$2,126	$16,784	$7,632
Impact of assumed conversions:
Interest on convertible notes	570	—	—	—
Dividends on preferred stock	—	—	—	140

Net income attributable to common stockholders—Diluted	$13,748	$2,126	$16,784	$7,772

Weighted average common shares outstanding—Basic	48,227	44,749	47,890	41,180

Assumed conversions:
Incremental common shares from warrants	1,657	1,900	1,678	2,724
Incremental common shares from stock options	983	784	977	743
Incremental common shares from convertible preferred stock before conversion	—	—	—	876
Incremental common shares from restricted stock units	73	—	41	—
Incremental common shares from convertible senior notes	3,092	—	—	—

Weighted average common shares outstanding—Diluted	54,032	47,433	50,586	45,523

Basic earnings per common share	$0.27	$0.05	$0.35	$0.19
Diluted earnings per common share	$0.25	$0.04	$0.33	$0.17

Reconciliation of Diluted Earnings Per Common Share to Diluted Operating Income Per Common Share

Diluted earnings per common share	$0.25	$0.04	$0.33	$0.17

Loss on extinguishment of debt	0.02	0.07	0.13	0.07
Change in fair value of warrant liability	(0.12)	(0.06)	(0.05)	(0.24)
Interest expense	0.04	0.09	0.09	0.21
Accrued dividends and accretion of discount on preferred stock	—	—	—	0.11
Income tax expense	0.10	0.03	0.14	0.06

Diluted operating income per common share	$0.29	$0.17	$0.64	$0.38